Exhibit 99.1

FOR IMMEDIATE RELEASE	NR15-12

Dynegy Amends Employment Agreement with CEO Robert Flexon

—Employment Extended Through April 2018—

HOUSTON (May 6, 2015) — Dynegy Inc. (NYSE: DYN) has entered into an amended employment agreement with President and Chief Executive Officer, Robert C. Flexon, that extends the term of the agreement through April 2018. Flexon has been CEO of the Company since 2011.

Under Flexon’s guidance, the Company successfully restructured and pursued an aggressive internal improvement and external growth strategy that has strengthened the Company’s operating base through its PRIDE program while tripling the Company’s power generation capacity. Since December 31, 2012, the Company’s post-restructuring equity has increased by 75% and the Company’s operating cost per megawatt has declined by 70%.

“In just a few short years Bob and his team have engineered Dynegy’s complete financial turnaround and, with the Ameren, Duke Midwest and EquiPower acquisitions, have substantially transformed the Company, creating a platform for future success. Having garnered a meaningful presence in three of the leading power markets in the country, the Company is well positioned for further gains in the competitive energy sphere,” said Pat Wood, independent Chairman of the Board of Directors. “With Dynegy having successfully completed its recent acquisitions, we are pleased to now formalize Bob’s ongoing leadership role with the Company.”

Flexon has led a transformation at Dynegy, growing the Company from approximately 9,000 megawatts to a more fuel and geographic diverse 26,000 megawatt portfolio. The Company has grown from having a small generation fleet concentrated in the Midwest with scattered assets across the country, to a company with a reduced risk profile, two retail electricity providers and a portfolio of 35 plants with a sizable footprint in New England, PJM and MISO.

Speaking of his future plans for the company, Flexon said, “I am proud of what our team has accomplished over the past four years and I’m looking forward to continue building one of the most dynamic companies in the energy industry. The competitive power markets are entering a period of tightening supply due to retirements and the Company is well positioned for a successful future. We’ll continue driving improvements within the Company and its expanded portfolio to meet the challenges in the coming years. I look forward to all of us at Dynegy working together to deliver safe, environmentally responsible and cost efficient power to the communities in which we operate.”

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements” particularly those statements concerning the anticipated transformation of Dynegy going forward. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its 2014 Form 10-K. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

About Dynegy

We are committed to leadership in the electricity sector. With nearly 26,000 megawatts of power generation capacity and two retail electricity companies, Dynegy is capable of supplying 21 million homes with safe, reliable and economic energy. Homefield Energy and Dynegy Energy Services are retail electricity providers serving businesses and residents in Illinois, Ohio and Pennsylvania.

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Contacts:	Media: Micah Hirschfield, 713.767.5800
Analysts: Andy Smith, 713.507.6466